                                                                     EXHIBIT 3.1

                 AMENDMENT TO THE CERTIFICATE OF DESIGNATION,
           NUMBER, POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,
          OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS,
              LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING
               CHARACTERISTICS OF THE SERIES B PREFERRED STOCK
                                      OF
                       APPLIED VOICE RECOGNITION, INC.

     Pursuant to Section 151(g) of the Delaware General Corporation Law, Applied Voice Recognition, Inc., a Delaware corporation (the "Company"),

     Does Hereby Certify that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, and pursuant to
Section 151(g) of the Delaware General Corporation Law, said Board of Directors, at a special meeting of the Board of Directors held on February 8, 1999, duly adopted resolutions providing an amendment to the Series B Preferred Stock of the Company, which amendment has been approved by the unanimous consent of the holders of the Series B Preferred Stock dated April 13, 1999 in accordance with the Certificate of Designation (as hereinafter defined). The resolutions are and read as follows:

     "Resolved, that pursuant to the authority expressly granted and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation of the Company, this Board of Directors, which has obtained the consent of the holders of the Series B Preferred Stock in accordance with the Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional, and Other Special Rights and the Qualifications, Limitations, Restrictions, and Other Distinguishing Characteristics of the Series B Preferred Stock (the "Certificate of Designation") governing such series, hereby amends such Certificate of Designation, as follows:

     Section 3 of the Certificate of Designation is hereby deleted and replaced in its entirety with the following:

3. DESIGNATION OF THE SERIES. The Board of Directors of the Company, pursuant to authority expressly vested in it as aforesaid, has adopted the following, creating a Series B issue of Preferred Stock:

     There shall be a series of convertible Preferred Stock designated as "Series B Preferred Stock." The shares of such series shall be referred to herein as the "Series B Shares." Upon initial issuance by the Company, the price per share of the Series B Shares shall be $1,000 (the "Purchase Price"). The par value per share is $.10. The authorized number of such Series B Shares is 3,000.

     A. VOTING RIGHTS. Except as otherwise required by law, the holders of the Series B Shares shall not be entitled to vote separately, as a series or otherwise, on any matter submitted to
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a vote of the shareholders of the Company. Notwithstanding the foregoing, without the prior written consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the Series B Shares:

          (i) NO ALTERATION OF THE TERMS OF THE SERIES B SHARES. The Company shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions related to the Series B Shares of its Certificate of Incorporation, as amended, any resolutions of the board of directors or any instrument establishing and designating the Series B Shares in determining the relative rights and preferences thereof so as to affect any materially adverse change in the rights, privileges, powers, or preferences of the holders of Series B Shares; or

          (ii) NO SENIOR SECURITIES. The Company shall not create or designate any additional preferred stock senior in right as to dividends, voting rights, redemptions or liquidation to the Series B Shares.

     B. DIVIDENDS. The holders of the Series B Shares shall be entitled to receive a 5% cumulative dividend payable on the date of each conversion (the "Dividend Payment Date"). The dividend shall be payable in cash or in common stock par value $.001 per share of the Company (the "Common Stock"), at the Company's option. Such dividends shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Series B Shares, and shall be junior as to payment of dividends to the Company's Series A Preferred Stock. If the dividend is to be paid in Common Stock, the number of shares of the Company's Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the then applicable Market Price, as of the Dividend Payment Date. "Market Price" shall mean 78% the 5 day average daily closing bid price, as reported by Bloomberg, LP for the five consecutive trading days immediately preceding the Dividend Payment Date.

     If the dividend is to be paid in cash, the Company shall make such payment to the holders of the Series B Shares within 10 business days of the Dividend Payment Date. If the dividend is to be paid in Common Stock, said Common Stock shall be delivered to the holder, or per holder's instructions, within 10 business days of the Dividend Payment Date. If the Company is required by law to withhold all or any portion of any dividend payable upon any Dividend Payment Date, then the Company shall withhold the appropriate amount of cash or number of shares of Common Stock and pay the remainder to the holder within said 10 business day period following a Dividend Payment Date. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends), without interest, and shall be payable on the Dividend Payment Date unless such payment would be in violation of the Delaware General Corporation Law. No interest shall accrue on any unpaid dividends on the Series B Preferred Stock.

     C.  CONVERSION RIGHTS.

          (i) SERIES B SHARES. Upon the Company's receipt of a facsimile or original of holder's signed Notice of Conversion, the Company shall instruct its transfer agent to issue one or more certificates representing that number of shares of Common Stock into which the Series B Shares are convertible in accordance with the provisions regarding conversion set

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

     forth below. The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to the Series B Shares.

          (ii) CONVERSION DATE. Such conversion shall be effectuated by surrendering to the Company, the Series B Shares to be converted together with a facsimile or original of the signed Notice of Conversion which evidences holder's intention to convert those Series B Shares indicated. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Series B Shares to be converted are received by the Company or its designated attorney within 10 business days thereafter. As long as the Series B Shares to be converted are received by the Company within 10 business days after it receives a facsimile or original of the signed Notice of Conversion, the Company shall deliver to the holder, or per the holder's instructions, the shares of Common Stock, with restrictive legends as set forth in the Subscription Agreement, within 5 business days of receipt of the certificate(s) representing such Series B Shares to be converted.

          (iii) COMMON STOCK TO BE ISSUED WITH RESTRICTIVE LEGEND. Upon the conversion of any Series B Shares and upon receipt by the Company of a facsimile or original of holder's signed Notice of Conversion and the certificate or certificates representing such Series B Shares, the Company shall instruct Company's transfer agent to issue stock certificates with the appropriate restrictive legends in the name of holder (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely transferable on the books and records of Company.

          (iv) CONVERSION RATE. Holder is entitled to convert, anytime after the earlier of June 24, 1998, or the date a registration statement covering the Common Stock to be issued upon the conversion of the Series B Shares is deemed effective, the entire Purchase Price of the Series B Shares, plus accrued and unpaid dividends, at 78% of the 5 day average closing bid price (the "Average"), as reported by Bloomberg, LP for the 5 consecutive trading days immediately preceding the applicable Conversion Date (the "Conversion Price"); provided, however, that: (a) if the Average is between $1.60 and $1.25, the Conversion Price shall be $1.25; (b) if the Average is between $1.25 and $.75, the Conversion Price shall be equal to the Average; and (c) if the Average is below $.75, the Conversion Price shall be $.75. For any conversion, the extent to which the Average is greater than the Conversion Price shall be referred to as the "Conversion Discount."

          No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

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

          The Series B Shares are subject to a mandatory conversion on March 11, 2000 at which time all Series B Shares outstanding will be automatically converted, upon the terms set forth in this section ("Mandatory Conversion Date").

          (v) USURY. Nothing contained in this Certificate of Designation shall be deemed to establish or require the payment of interest to the holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the holder to the Company.

          (vi) ISSUANCE OF CERTIFICATE. It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the certificate of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date. Upon surrender of any Series B Shares that are to be converted in part, the Company shall issue to the holder a new certificate representing the Series B Shares equal to the unconverted amount, if so requested by holder.

          (vii) LIQUIDATED DAMAGES. In the event the Common Stock is not delivered per the written instructions of the holder, within five (5) business days after the receipt of the certificate(s) representing the Series B Shares to be converted, then in such event the Company shall pay to holder one percent (1%) in cash of the Purchase Price of the Series B Shares being converted per each day after the fifth (5th) business day following the receipt of the certificate(s) representing the Series B Shares to be converted that the Common Stock is not delivered.

          The Company acknowledges that its failure to deliver the Common Stock within five (5) business days after the receipt of the certificate(s) representing the Series B Shares to be converted will cause the holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include this provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to qualify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Certificate of Designation.

          To the extent that the failure of the Company to issue the Common Stock pursuant to this Section 3C is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this
     Section 3C(vii) shall not apply but instead the provisions of Section 3C(viii) shall apply.

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

          The Company shall make any payments incurred under this Section 3C(vii) in immediately available funds within ten (10) business days from the date of issuance of the applicable Common Stock. Nothing herein shall limit a holder's right to pursue actual damages or cancel the conversion for the Company's failure to issue and deliver Common Stock to the holder within ten (10) business days after the receipt of the certificate(s) representing the Series B Shares to be converted.

          (viii) RESERVATION OF COMMON STOCK. The Company shall at all times reserve and have available all Common Stock necessary to meet conversion of the Series B Shares by all holders of the entire amount of Series B Shares (issued along with the purchase of the Series B Shares) then outstanding. If, at any time holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the Series B Shares (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Series B Shares requested to be converted but not converted (the "Unconverted Series B Shares"), upon holder's sole option, may be deemed null and void. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing holders of outstanding Series B Shares, by facsimile, within five (5) business days of such default (with the original delivered by overnight or two day courier), and the holder shall give notice to the Company by facsimile within ten (10) business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

          The Company agrees to pay to all holders of outstanding Series B Shares payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Series B Shares held by each holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Series B Shares. The Company shall send notice ("Authorization Notice") to each holder of outstanding Series B Shares that additional shares of Common Stock have been authorized, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payments shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, at the holder's option, payable as follows:
     (i) in the event holder elects to take such payment in cash, cash payments shall be made to such holder of outstanding Series B Shares by the fifth
     (5th) day of the following calendar month, or (ii) in the event holder elects to take such payment in stock, the holder may convert such payment amount into Common Stock at the conversion rate set forth in Section 3C(iv) at anytime after the fifth (5th) day of the calendar month following the month in which the Authorization Notice was received, until the Mandatory Conversion Date.

          The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Series B Shares will cause the holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Certificate of Designation a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Certificate of Designation.

          Nothing herein shall limit the holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

          (ix) FINAL PROSPECTUSES. The Company shall furnish to holder such number of prospectuses and other documents incidental to the registration of the Series B Shares of Common Stock underlying the Series B Shares, including any amendment of or supplements thereto.

          (x) CERTAIN ADJUSTMENTS. In the event of any change in one or more classes of capital stock of the Company by reason of any stock dividend, stock split-up, recapitalization, reclassification, or combination, subdivision or exchange of shares or the like, or in the event of the merger or consolidation of the Company or the sale or transfer by the Company of all or substantially all of its assets, then all liquidation preference, conversion and other rights and privileges appurtenant to the Series B Shares shall be promptly and appropriately adjusted by the Board of Directors of the Company so as to fully protect and preserve the same (such preservation and protection to be to the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject event, or otherwise as the case may be), it being the intention that, following any such adjustment, the holders of the Series B Shares shall be in the same relative position with respect to their rights and privileges as they possessed immediately prior to the event that precipitated the adjustment.

          (xi) COSTS. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series B Shares; provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Series B Shares in respect of which such shares are being issued.

          (xii) CONCERNING THE SECURITIES. The issuance, sale and delivery of the Series B Shares have been duly authorized by all required corporate action on the part of Company, and when issued, sold and delivered in accordance with the terms hereof and thereof for the consideration expressed herein and therein, will be duly and validly issued and enforceable in accordance with their terms, subject to the laws of bankruptcy and creditors' rights generally. 2,500,000 shares of Common Stock issuable upon conversion of the Series B Shares has been duly and validly reserved for issuance and, upon issuance shall be duly and validly issued, fully paid, and non-assessable (the "Reserved Shares").

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          Prior to conversion of all the Series B Shares, if at anytime the conversion of all the Series B Shares outstanding results in an insufficient number of Reserved Shares being available to cover all the conversions and exercises, then in such event, the Company will move to call and hold a shareholder's meeting within forty-five (45) days of such event for the sole purpose of authorizing additional Common Stock to facilitate the conversions. In such an event the Company shall: (1) recommend its current or future officers, directors and other control people to vote their shares in favor of increasing the authorized number of shares of Common Stock and (2) recommend to all shareholders to vote their shares in favor of increasing the authorized number of shares of Common Stock. The Company represents and warrants that under no circumstances will it deny or prevent holder's right to convert the Series B Shares as permitted under the terms of this Certificate of Designation.

          (xiii) REDEMPTION. The Company shall have the right to redeem any or all of the Series B Shares which, as of the date of such redemption, had not been converted for 117.5% of the Purchase Price of the Series B Shares being redeemed, plus accrued but unpaid dividends thereon.

          Redemption by the Company shall be effected by the Company notifying the holder by facsimile at the number listed in the Company's records as to the Company's intention to exercise its right of redemption (the "Notice of Redemption"). The Company shall state in the Notice of Redemption the amount of Series B Shares it intends to redeem, the amount that it will pay to effectuate such redemption, the name and address of the escrow agent for the redemption (the "Escrow Agent") and the date by which the holder must deliver the original Series B Shares to be redeemed to such Escrow Agent. The Company shall give the holder at least ten (10) and no more than thirty
     (30) business days' advance notice of the above information. On or before the date by which the holder is to deliver the original certificate representing the Series B Shares to the Escrow Agent, the Company shall wire to the Escrow Agent that amount necessary to effect the redemption. Once the Escrow Agent is in receipt of the original certificates representing the Series B Shares being redeemed and those funds necessary to effect the redemption, the Escrow Agent shall wire those funds to the holder and deliver the original certificates representing the Series B Shares via overnight courier to the Company. With respect to that portion of the Series B Shares being redeemed, provided sufficient funds are on deposit with the Escrow Agent on the redemption date as herein described, then in such event, after the date of redemption, dividends shall cease to accrue on those Series B Shares being redeemed and the holder shall have no further rights as to those Series B Shares being redeemed other than the right to receive payments on the redemption date. If the redemption is not consummated within thirty (30) days of the date of the Notice of Redemption, the Notice of redemption shall be void and the holder may proceed to convert such Series B Shares pursuant to the terms hereof.

          (xiv) BENEFICIAL OWNERSHIP LIMITATION. Other than the mandatory conversion provisions contained in this Certificate of Designation which are not limited by the following, in no other event shall the holder be entitled to convert that amount of Series B Shares in excess of that amount upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates, and (2) the number of shares of Common Stock issuable upon the conversion of the Series B Shares with

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     respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Company. For purposes of this provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of such provision. Any issuance by the Company to the holder in excess of the limit contained in this Paragraph 3C(xiv) shall be null and void, and upon notice of such invalid issuance, the Company shall correct its books and cause its transfer agent's books to be corrected forthwith to reflect that the Buyer's ownership of Common Stock is within the limit set forth herein. Buyer shall immediately deliver any certificates for invalidly issued Common Stock to the Company's transfer agent. The Company further agrees to (i) immediately reissue certificates for Common Stock to the extent that a portion of the Common Stock represented by said certificates have been validly issued and (ii) to reflect that portion of those shares of Common Stock which were deemed invalidly issued as outstanding and unconverted Series B Shares.

     D.  LIQUIDATION.

          (i) SERIES B PREFERENCE. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series B Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock or any preferred stock junior in rank to the Series B Shares, to be paid an amount per share equal to the liquidation value described in this Section 3D(i) (the "Liquidation Value"); provided, that the Series B Preferred Stock shall rank junior in liquidation to the Series A Preferred Stock. If upon the occurrence of any such event the assets distributable among the holders of the Series B Preferred Stock and any other class or series of capital stock ranking on parity therewith, if any, as to assets in liquidation (collectively, the "Parity Stock"), shall be insufficient to permit the payment of the full preferential amounts for the Series B Preferred Stock and Parity Stock, then the entire assets and funds of the Company legally available for distribution to its shareholders shall be distributed ratably per share to the holders of the Series B Preferred Stock and Parity Stock in proportion to their full preferential amounts per share to which they are respectively entitled. The per share Liquidation Value of the Series B Shares on any date is equal to the sum of the following:

               (1)  $1,000, plus

               (2) an amount equal to any accrued and unpaid dividends from the date of issuance of the Series B Shares.

          Neither the consolidation nor merger of the Company with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Company shall itself be deemed to be a liquidation, dissolution or winding-up of the Company within the meaning of this Section 3D. Notice of liquidation, dissolution, or winding-up of the Company shall be mailed, by overnight courier, postage prepaid, not less than twenty (20) days prior to the date on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the holders of record of the

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     Series B Shares at their respective addresses as the same appear on the books of the Company or supplied by them in writing to the Company for the purpose of such notice, but no defect in such notice or in the mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

          (ii)  GENERAL.

               (1) All of the preferential amounts to be paid to the holders of the Series B Shares pursuant to Section 3D(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to, the holders of the Common Stock or any preferred stock junior in rank to the Series B Shares in connection with such liquidation, dissolution or winding-up.

               (2) After setting apart or paying in full the preferential amounts aforesaid to the holders of record of the issued and outstanding Series B Shares as set forth in Section 3D(i), the holders of record of Common Stock and any preferred stock junior in rank to the Series B Shares shall be entitled to participate in any distribution of any remaining assets of the Company, and the holders of record of the Series B Shares shall not be entitled to participate in such distribution.

     E. REACQUIRED SHARES. Any Series B Shares redeemed, purchased, converted, or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of such Series B Preferred Stock and shall be retired promptly after the acquisition thereof. All such Series B Shares upon their retirement and the filing of any certificate required in connection therewith pursuant to the Delaware Law shall become authorized but unissued shares of preferred stock.

     F. EQUALITY. All Series B Preferred Stock holders shall be subject to the same terms and conditions as set forth herein. No Series B Preferred Stock holders shall be entitled to or receive terms that are more favorable than those given to any other Series B Preferred Stock holder. In the event a Series B Preferred Stock holder is given or receives terms more favorable than those given to or received by any other Series B Preferred Stock holder, then in such event all Series B Preferred Stock holders shall be given and entitled to those more favorable terms.

     G. COPIES OF AGREEMENTS, INSTRUMENTS, DOCUMENTS. Copies of any of the agreements, instruments or other documents referred to in this Certificate shall be furnished to any stockholder upon written request to the Company at its principal place of business.

     H.  SALES VOLUME LIMITATIONS.

          (i) NUMBER OF SHARES. At any time up to and including May 31, 1999, the Series B Preferred Stock holders will not, individually, or in the aggregate, sell shares of the Company's Common Stock on any one trading day in excess of the greater of (1) 5,000 shares or (2) five percent (5%) of the preceding trading day's volume as reported by the Over-The-Counter Bulletin Board, or the principal exchange or market upon which the Company's Common Stock is then listed. After May 31, 1999, the Series B Preferred Stock holders will not, individually, or in the aggregate, sell shares of the Company's Common Stock in excess of 100,000 shares per calendar week.

          (ii) LIQUIDATED DAMAGES. In the event that the Series B Preferred Stock holders exceed such sales volume limitations, then such Series B Preferred Stock holders will pay to the Company an amount per share equal to the greater of (1) $.10 or (2) the Conversion Discount for each share of Common Stock sold above such sales volume limitations. Such payment of liquidated damages shall be due and paid to the Company within ten (10) days after the end of the month during which such volume limitation was exceeded (the "Due Date"). In the event that such payment is not paid on the Due Date and the Company has given at least three (3) days' notice of such default to each of the holders of the Series B Preferred Stock, then until such payment is made, the Company may, at its option, consider any conversion requests it receives or has received after the Due Date null and void and may also withhold any shares of Common Stock to be issued to the Series B Preferred Stock holders. In the event the Company withholds such shares, it shall not be subject to the liquidated damages clause contained in Section 3C(vii) hereof.

          The Series B Preferred Stock holders acknowledge that their failure to abide by these sales volume limitations will cause the Company and its shareholders to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include this provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represent the parties' good faith effort to qualify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty.

          (iii) EXCEPTION TO LIMITATIONS. In the event that the Series B Preferred Stock holders desire to exceed such sales volume limitations during a particular period, such holder(s) may request an exception from the Company's Chief Financial Officer (or other similar officer, if none exists). The approval of any such request shall be given or withheld in the sole discretion of the Company.

          (iv) SCHRODER & CO. INC. All transactions of any nature in the Company's securities by the holders of the Series B Preferred Stock or on their behalf shall be conducted through Schroder & Co. Inc., who shall regularly provide monthly statements of all transactions in the Company's Common Stock by the holders of the Series B Preferred Stock, and such other periodic statements as requested by the Company.

     I. PROHIBITION ON SHORT SALES. For as long as the Series B Preferred Stock is outstanding, each holder of the Series B Preferred Stock agrees not to effect "short" sales in the Common Stock, loan shares or otherwise participate in any transaction which could be considered as a "short sale" under the rules and regulations promulgated under the Exchange Act and agrees to prohibit each stockholder, executive, employee, representative, affiliate, officer, director or control person of the Purchaser from effecting any such transaction.

     J. NOTICES. Except as specifically set forth herein, all notices or communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier addressed (i) if to the Company, to its office at 4615 Post Oak Place, Suite 111, Houston, Texas 77027, Attention: Timothy J. Connolly, Chairman and Chief Executive Officer, telecopier: 713/621-5870, with an additional copy addressed to the attention of the Company's Chief Financial Officer, and (ii) if to a holder of the Series B Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Company or to such other address as the Company or such holder, as the case may be, shall have designated by notice similarly given. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five
(5) business days after being deposited in the mail, registered or certified mail, return receipt requested, postage prepaid, if mailed; when received after being deposited in the regular mail; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized overnight courier service; when receipt is acknowledged, if by telecopier, as long as followed up on the same day by overnight courier.

     In witness whereof, this Amendment to the Certificate of Designation has been executed on behalf of the Company by its Chief Executive Officer and attested by its Secretary or Assistant Secretary this ____ day of April, 1999, and they do hereby affirm, under penalty of perjury, that the foregoing Amendment to the Certificate of Designation is the act and deed of the Company as unanimously approved by the holders of the Series B Preferred Stock and that the facts stated therein are true and accurate.

                                    APPLIED VOICE RECOGNITION, INC.


                                    By:
                                        -------------------------
                                        Timothy J. Connolly
                                        Chief Executive Officer and
                                        Chairman of the Board

Attest:


By:
   ------------------------------
   William T. Kennedy
   Chief Financial Officer
   and Secretary

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